Exhibit 10.2.1
[Translation of Chinese original]
EQUITY TRANSFER AGREEMENT
IN CONNECTION WITH
SHANGHAI YARUN CULTURE COMMUNICATIONS CO., LTD.
By and Among
REDGATE INTERACTIVE ADVERTISING (BEIJING) CO., LTD.
WEIDONG ZHU
ZHENHUI WANG
And
WENHUA CAO

Table of Contents

Article 1.	Definitions	1

Article 2.	Transfer of Equity Interest	3

Article 3.	Representations and Warranties	3

Article 4.	Closing	4

Article 5.	Further Covenants	6

Article 6.	Rights of the Parties	10

Article 7.	Confidentiality	10

Article 8.	Notices	11

article 9.	Liability for Breach of Contract	12

Article 10.	Expenses and Taxes	13

Article 11.	Dispute Resolution	13

Article 12.	Governing Law	13

Article 13.	Language	13

Article 14.	Entire Agreement	13

Article 15.	Effectiveness	13

Appendix 1.	Particulars of the Company	2

Appendix 2.	Conditions Precedent to Closing	3

Appendix 3.	Representations and Warranties	5

Appendix 4.	Intellectual Property Protection and Non-Compete Agreement	13

Appendix 5.	Non-Disclosure Agreement	14

Appendix 6.	Disclosure Letter	15

Appendix 7.	Financial Reports	16

Appendix 8.	Existing Television Programs	22

THIS EQUITY TRANSFER AGREEMENT (the “Agreement”) is entered into on this 8th day of April 2008 by and among:
(1)	REDGATE INTERACTIVE ADVERTISING (BEIJING) CO., LTD., a limited liability company duly established and validly existing under the laws of the People’s Republic of China, with its domicile at Suite 804, Building 2, 19 Jianguomenwai Avenue, Chaoyang District, Beijing (“Party A”);

(2)	WEIDONG ZHU, a natural person and citizen of the People’s Republic of China whose ID card number is 310110197006105018 and whose residential address is Flats 801 and 802, Building 3, 163 Puhuitang Road, Shanghai;

ZHENHUI WANG, a natural person and citizen of the People’s Republic of China whose ID card number is 31010219690611525X and whose residential address is Flat 202, 62 Zinan Huayuan Ercun, Zizhu Road, Minhang District, Shanghai;

WENHUA CAO, a natural person and citizen of the People’s Republic of China whose ID card number is 330102195906230636 and whose residential address is 25-1, Phase 1, Dahua Xiqifengqing, Wenyi West Road, Hangzhou, Zhejiang; (Weidong Zhu, Zhenhui Wang and Wenhua Cao are hereinafter collectively referred to as “Party B”); and

(3)	SHANGHAI YARUN CULTURE COMMUNICATIONS CO., LTD., a limited liability company duly established and validly existing under the laws of the People’s Republic of China, with its domicile at D-541, 1 Huyi Road, Shanghai (the “Company”).
WHEREAS:
(A)	Party B owns 100 percent of the Equity Interest in the Company (the detailed particulars of the Company as at the execution date hereof are set forth in Appendix 1 hereto), of which Weidong Zhu owns 40 percent of the Equity Interest, Zhenhui Wang owns 40 percent of the Equity Interest and Wenhua Cao owns 20 percent of the Equity Interest.

(B)	Party A and Party B agree that Party B shall transfer 100 percent of the Equity Interest of the Company to Party A (the “Proposed Equity Transfer”) on the terms and conditions herein, pursuant to which Weidong Zhu shall transfer 40 percent of the Equity Interest to Party A, Zhenhui Wang shall transfer 40 percent of the Equity Interest to Party A and Wenhua Cao shall transfer 20 percent of the Equity Interest to Party A.
NOW, THEREFORE, following the negotiations between the Parties, the Parties agree as follows:
ARTICLE 1. DEFINITIONS
1.1	Unless otherwise expressly indicated or required by the context, the following terms shall have the meanings assigned to them as follows:

“Equity Interest” means, unless otherwise agreed by the Parties, 100 percent of the capital contribution to the Company owned by Party B and all title, rights and interests therein (including the rights and interests in any retained earnings of the Company), namely the equity interest that is the subject of the Proposed Equity Transfer.

“Closing” means the completion by the Parties of the transfer of the Equity Interest mentioned in Article 2 hereof pursuant to Article 4.3 of this Agreement.

“Closing Date” means the date on which all of the conditions for the Proposed the Equity Transfer set forth in Appendix 2 hereto have been fulfilled (or waived) and the Parties confirm, in accordance with Article 4 hereof, that all of the Conditions Precedent have been fulfilled (or waived), or such other date as agreed upon by Both Parties.

“Encumbrances” means any mortgages, claims, liens, options, pledges, encumbrances, preemptive rights, acquisition rights, seizure rights, ownership retention, setoff rights, counterclaims, trust arrangements and other such restrictions (including restrictions on the right to use, vote, transfer, receive proceeds or other ownership rights);

“Due Diligence” means the comprehensive due diligence on the Company conducted by Party A and a party or parties designated by Party A.

“Confidential Information” means all oral or written information on or relating to any of the Parties’ business operations, business strategies, business plans, investment plans, sales, clients, marketing, technologies, research and development, finances or otherwise, including but not limited to all reports and records containing such information and all copies (including electronic copies), reproductions, reprints and translations thereof. For purposes of this Agreement, the term “Confidential Information” shall also include this Agreement and any of the documents (including but not limited to the necessary documents that Both Parties are required to execute for the Closing) specified or referenced herein.

“Conditions Precedent” means the conditions precedent for the Closing set forth in Appendix 2 hereto.

“Working Day” or “Business Day” means a day other than a Saturday, Sunday or statutory public holiday in mainland China.

“Renminbi” or “RMB” means the legal currency of the PRC.

“AoA” means the articles of association of the Company (including versions thereof as amended and supplemented from time to time).

“Registration Authority” means the competent administration for industry and commerce with which the Company is registered.

1.2	Unless otherwise expressly indicated or required by the context:

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1.2.1	any reference to a contract, agreement or document herein shall mean such contract, agreement or document as may be amended, supplemented or novated from time to time;

1.2.2	any reference to a person in this Agreement or another related contract, agreement or document shall include such person’s successors and permitted assigns;

1.2.3	any reference to an Article or Appendix herein shall be deemed to apply to the specified Article of or Appendix to this Agreement; and

1.2.4	“Party” shall refer to any of the Parties hereto, “Parties” or “Each Party” shall refer to each Party or all of the Parties hereto and “Both Parties” shall refer to Party A and Party B.
ARTICLE 2. TRANSFER OF EQUITY INTEREST
2.1	Party B agrees to transfer the Equity Interest to Party A for the price of Renminbi Three Million (RMB3,000,000) (the “Transfer Price”) and Party A agrees to purchase the Equity Interest from Party B for the price of Renminbi Three Million (RMB3,000,000) in accordance with Article 4.3 hereof. The Equity Interest shall be free of any Encumbrances.

2.2	The holding of the equity interest of the Company prior to the completion of the Proposed Equity Transfer is set forth as below:

Name of shareholder	Capital contribution	Percentage
Weidong Zhu	RMB1,200,000	40%
Zhenhui Wang	RMB1,200,000	40%
Wenhua Cao	RMB600,000	20%
Total	RMB3,000,000	100%
2.3	The holding of the equity interest of the Company after the completion of the Proposed Equity Transfer shall be as follows:

Name of shareholder	Capital contribution	Percentage
Redgate Interactive Advertising (Beijing) Co., Ltd.	RMB3,000,000	100%
Total	RMB3,000,000	100%
ARTICLE 3. REPRESENTATIONS AND WARRANTIES
3.1	Each Party represents and warrants to the other Parties as follows:

Each Party has the right, authorization and power to enter into this Agreement and perform the obligations hereunder and if executed by the Parties, this Agreement shall

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constitute a lawful, valid and binding obligation of the Parties that may be enforced pursuant to the terms hereof.

3.2	Party B and the Company, separately and jointly, further make the representations and warranties set forth in Appendix 3 hereto to Party A.

3.3	Unless expressly indicated otherwise, each Party warrants that each representation and warranty by that Party, as of the execution date hereof and the Closing Date, is true, accurate, complete and not misleading.

3.4	If any representation or warranty given in this Agreement by a Party is false or erroneous, or if any representation or warranty is not duly and timely performed, the Party that made such representation or warranty shall be deemed in breach of such representation or warranty. In addition to performing the other obligations herein, the Party in breach of the representation or warranty shall indemnify and bear the losses, damages, expenses (including but not limited to reasonable legal fees or litigation expenses) and liabilities incurred by the non-breaching Parties as a result of such breach.

3.5	Prior to the completion of the Closing, if a Party becomes aware that any representation or warranty made hereunder by such Party is untrue, inaccurate, incomplete or misleading to the other Parties:
3.5.1	the breaching Party shall promptly notify the other Parties thereof in writing;

3.5.2	the breaching Party shall promptly take all necessary measures to cure such breach. If such Party fails to cure the breach within thirty (30) days from the date of giving the written notice specified in Article 3.5.1, the Parties shall negotiate in good faith so as to reach a resolution acceptable to all the Parties; and

3.5.3	if the breach of the representation or warranty remains uncured within thirty (30) days from the commencement of the good faith negotiations mentioned in Article 3.5.2 and Both Parties are unable to reach a resolution, the non-breaching Party may select to proceed with the Closing or unilaterally terminate this Agreement without taking any liability. Unless agreed in writing by all of the non-breaching Parties, under no circumstances shall the breaching Party be deemed to have been released from its liability for breach of contract under Article 3.4. The termination hereof shall not affect the rights and obligations that have arisen prior to the termination.
ARTICLE 4. CLOSING
4.1	The Closing is conditioned to the fulfillment of the Conditions set forth in Appendix 2.

4.2	Both Parties shall respectively have the right to notify the other Party in writing that said Party is waiving part or all of the Conditions Precedent that the other Party is required to fulfill. The Parties agree that, within three (3) Business Days after all of the Conditions Precedent have been fulfilled (or waived), Party B shall provide the relevant supporting documentation to Party A and give Party A a written notification.

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The Parties shall jointly confirm in writing whether the Conditions Precedent have been fulfilled within three (3) Business Days from the date on which the notice is given or on such other date as may be agreed by the Parties.

4.3	The Closing of the Proposed Equity Transfer shall take place in Shanghai on the Closing Date. At the time of the Closing, Party B shall submit to Party A written documentation evidencing that the Conditions Precedent have been fulfilled (including but not limited to all documentation amended by the Registration Authority which identifies Party A as the shareholder of the Company, such as the Company’s register of shareholders, the AoA and the new business license which reflect the business registration change and the business registration documents that evidence the change in registration of the Company’s directors to those persons appointed by Party A). The Parties shall confirm in writing whether all of the Conditions Precedent specified in Article 4.1 hereof have been fulfilled. Subject to the completion of the undertakings specified in Article 5 hereof, Party A shall, within one (1) year from the Closing Date, pay the Transfer Price specified in Article 2.1 hereof to the account designated by Party B.

4.4	Both Parties shall use all reasonable efforts to procure the fulfillment of all of the Conditions Precedent. If any Condition Precedent is not fulfilled within thirty (30) days from the execution date hereof, Both Parties shall promptly negotiate to seek a mutually acceptable solution. If Both Parties fail to reach agreement within sixty (60) days from the commencement of consultations:
4.4.1	this Agreement shall terminate automatically upon the expiry of such sixty (60)-day period, unless Both Parties agree otherwise in writing. Unless otherwise provided herein, such termination shall not affect Both Parties’ rights and obligations that may have arisen by the time of the termination hereof; and

4.4.2	after the termination hereof, each Party shall take all necessary actions to restore this Agreement to a state identical to that prior to the execution, including but not limited to making applications to the competent government authorities to cancel, withdraw or amend any applications, registrations, filings or any other relevant procedures that have been made or are in the process of being made in connection with the transactions specified herein.
4.5	Except as otherwise provided in Article 4.4 hereof, if the Closing cannot be carried out due to a force majeure event (despite of the fulfillment of all of the other Conditions Precedent), the Parties shall promptly hold negotiations to seek a mutually acceptable solution. If the Parties fail to reach a solution within fifteen (15) Working Days from the fulfillment of all of the Conditions Precedent:
4.5.1	this Agreement shall terminate automatically on the expiry of such fifteen (15)-Working-Day period, unless the Parties agree otherwise in writing. Unless otherwise provided herein, such termination shall not affect the Parties’ rights and obligations that may have arisen by the time of the termination hereof; and

4.5.2	after the termination hereof, each Party shall take all necessary actions to restore this Agreement to a state identical to that prior to the execution,

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including but not limited to making applications to the competent government authorities to withdraw, cancel or amend any applications, registrations, filings or any other relevant procedures that have been made or are in the process of being made in connection with the transactions specified herein.
4.6	Both Parties agree that the non-breaching Party may require the breaching Party to indemnify all claims, expenses, costs, losses and liabilities (including tax liabilities) incurred or arising in connection with the breach, whether directly or indirectly, if:
4.6.1	Party B fails to perform or to punctually complete the performance of its obligations under Article 4.1 hereof, thereby making the Closing of the Proposed Equity Transfer impossible; or

4.6.2	Party A fails to pay to Party B the Transfer Price in full pursuant to Article 4.3 hereof.
ARTICLE 5. FURTHER COVENANTS
5.1	The Parties agree that they shall each execute all of the documents and make in accordance with the law all the acts required for the full implementation of this Agreement. With a view to ensuring the continuous and stable operations of the Company, Party A agrees that, unless it is required to make an adjustment due to its or its affiliate’s listing on a stock exchange or due to another reason specified in the law, it shall appoint Weidong Zhu to continue to serve as the legal representative of the Company until it has commenced the payment of the Transfer Price. Party A shall have the right to replace the Company’s legal representative with any third party designated by it within five (5) days after completing the payment of the Transfer Price and Weidong Zhu shall take all actions to cooperate with Party A in carrying out the business registration procedures for the change of the Company’s legal representative.

5.2	Party B, as the existing shareholders of the Company, shall not do, and shall not permit the Company to do, anything during the period between the execution date hereof and the Closing Date that could have a material adverse effect on the Equity Interest and/or the Company. For this purpose, Party B and/or the Company undertake(s) that during the period between the execution date hereof and the Closing Date, unless otherwise agreed in advance in writing by Party A:
5.2.1	the Company shall not be permitted to pay (nor shall it agree to pay) any amounts other than amounts it is required to pay in the ordinary course of business; notwithstanding the foregoing, the Company shall not incur (or agree to incur) any single cash payments exceeding Renminbi Fifty Thousand (RMB50,000) or cash payments that in the aggregate exceed Renminbi One Hundred and Fifty Thousand (RMB150,000) regardless of whether the same is incurred in the ordinary course of business;

5.2.2	(i) the Company shall not be permitted to sell, mortgage, pledge, lease, assign or otherwise dispose of assets that are not set forth in its scope of business where the total transaction value exceeds Renminbi Ten Thousand (RMB10,000);

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(ii)	other than in the ordinary course of business, the Company shall not be permitted to dispose of any fixed assets or approve of the disposal or acquisition of the Company’s fixed assets, relinquish any rights in any of the Company’s assets or enter into any contract that could result in the running-off of any fixed assets or cause the Company to incur any other liabilities; and

(iii)	the Company shall not make any expenditures that are not set forth in its scope of business where the total amount exceeds Renminbi Ten Thousand (RMB10,000) or purchase any tangible or intangible assets (including equity investment in any companies) that are not set forth in its scope of business whose value exceeds Renminbi Ten Thousand (RMB10,000);
5.2.3	Party B and/or the Company shall not be permitted to enter into any transaction or take any action other than in the ordinary course of business;

5.2.4	Party B and/or the Company shall not be permitted to commit any act or omission that constitutes or could constitute a breach of the representations and warranties given by Party B and/or the Company hereunder;

5.2.5	the Company shall not be permitted to declare a distribution or make a payment or make preparations for the declaration, payment or distribution of any dividends or bonuses or make any other profit distribution;

5.2.6	the Company shall not be permitted to make or agree to make a capital increase, capital reduction or any other such change in its capital;

5.2.7	other than the loans disclosed to Party A by the Company prior to the execution date hereof, the Company shall not be permitted to make or extend loans or provide any other such form of financial assistance to any third party;

5.2.8	unless otherwise provided in the laws, statutes, rules or regulations, the Company shall not be permitted to pay a bonus to any manager, director, employee, sales representative, agent or advisor, increase the said persons’ income in any manner or change the remuneration or benefits of such persons in any manner whatsoever;

5.2.9	the Company shall not be permitted to provide security or guarantees to Party B or any third party or create any mortgage, pledge or other form of Encumbrances on its assets;

5.2.10	the Company shall not be permitted to prepay debts, release any third party from the Company’s claims on such party or waive any right of recourse;

5.2.11	any contracts or agreements into which the Company has entered shall not be permitted to be amended;

5.2.12	the Company’s accounting methods, policies or principles, or financial and accounting rules and regulations shall not be permitted to be revised;

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5.2.13	any of the Company’s sales practices or accounting methods shall not be permitted to be materially revised or altered, or the Company’s employment policies, rules or regulations shall not be permitted to be materially changed;

5.2.14	other than resolutions adopted for the purpose of performing this Agreement, any shareholders’ resolution or board resolution that runs counter to the conventional matters discussed and adopted at annual shareholders’ meetings of the Company shall not be permitted to be adopted;

5.2.15	Party B and/or the Company shall not be permitted to take any actions that are inconsistent with the provisions hereof or the transactions contemplated hereunder;

5.2.16	the Company shall not be permitted to restructure its capital structure, amend its AoA or otherwise amend its registered business particulars (e.g. its name, address or such other basic particulars);

5.2.17	the Company shall not be permitted to enter into agreements involving intellectual property with a third party, regardless of whether the title to intellectual property owned by the Company changes, including but not limited to change by transfer, gifting, etc., or intellectual property owned by the Company is licensed to a third party or the Company has use of a third party’s intellectual property pursuant to such agreement; and

5.2.18	anything that could lead to any of the aforementioned circumstances shall not be permitted.
5.3	If the facts on which Party B and/or the Company relied in making its and/or their representations and warranties herein change, potentially causing a material adverse effect on the transactions hereunder, Party B and/or the Company shall promptly disclose such facts to Party A.

5.4	The Company shall take all reasonable actions to safeguard its assets, use its best efforts to retain its existing management and core technical personnel and maintain its relationships with its clients, suppliers and other such third parties that have an association with the Company’s business so as not to harm its reputation or its prospects as a going concern.

5.5	Subject to a prior written notice, Party A shall have the right, during normal working hours, to request that the Company provide its financial statements and all other such documents relating to its business for Party A’s review and the right to make copies or summaries thereof.

5.6	The Parties hereby agree and confirm that the equity acquisition and payment of the Transfer Price by Party A pursuant hereto are reliant on the Company’s net equity value as confirmed in the financial information disclosed or provided by Party B during the audit of the Company. Accordingly, if, after the completion of the Proposed Equity Transfer, Party A discovers that the Company has any unpaid debts that are not disclosed during the audit (a “Default Amount”), each of the parties comprising of Party B undertakes that it shall bear the joint and several liability in respect of such Default Amount in proportion to its capital contribution to the

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Company prior to the Proposed Equity Transfer. Party A shall have the option, at its own discretion, to either deduct the Default Amount from the Transfer Price (if it has not been paid) or demand that Party B otherwise pay the Default Amount to the Company.

5.7	The Parties agree that Party B and the Company shall, within ninety (90) days from the execution date hereof, procure that the Company sells the 70 percent equity interest it holds in Shanghai Hongjiu Business Consulting Co., Ltd. (“Hongjiu”) for a price of no less than Renminbi One Million (RMB1,000,000). Party B shall be responsible for carrying out the procedures relating to the aforementioned equity transfer, bearing all of the costs, expenditures and taxes (if any) incurred by the Company in connection with the equity transfer and ensuring that the Company does not bear any legal liability, loss or debts in connection with the transfer of equity interest and ensuring that Hongjiu has no outstanding debts or liabilities.

5.8	The Parties agree that from the execution date hereof, the Company shall take all necessary actions to terminate its business relationship and any other connected relationship with Shanghai Yingji Culture Communication Co., Ltd. (“Yingji”), and may not conduct any business or handle any matters in the name of Yingji.

5.9	Party B, as management personnel of the Company, agrees to take all necessary actions after the completion of the Closing:
5.9.1	to secure, upon the expiration of each relevant contract, the renewal by the Company of the exclusive advertising agency contracts for the television channels set forth in Appendix 8 hereto (“Existing Television Channels”). Pursuant to such renewed contracts, the Company shall at least have no less than one (1) year of exclusive advertising agency rights for the Existing Television Channels; or

5.9.2	to procure the execution by the Company of exclusive advertising sales agency agreements with other television channels so as to ensure that under any circumstance, the Company is the sole exclusive advertising agency for at least four television channels (such television channels shall be subject to the consent and approval of Party A), and the provisions, terms and conditions of such exclusive advertising sales agency agreements shall be substantially identical to those of the exclusive advertising sales agency agreements set forth in Schedule 3 of Appendix 3 hereto and shall be subject to the consent and approval of Party A.
5.10	Party A agrees that after the completion of the Closing, it shall appoint Zhenhui Wang as the Company’s first post-Closing general manager, and shall expressly specify the general manager’s functions and powers in the Company’s AoA, which, in general, shall include the following:
5.10.1	directing the Company’s production, operations and management, and arranging for the implementation of the board’s resolutions;

5.10.2	arranging for the implementation of the Company’s annual business plans and investment plans;

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5.10.3	drafting the plan for the establishment of the Company’s internal management organizations;

5.10.4	drafting the basic rules and regulations of the Company;

5.10.5	drafting the specific rules and regulations of the Company;

5.10.6	submitting for approval the appointment or dismissal of the Company’s deputy general manager and financial controller;

5.10.7	submitting for approval the appointment or dismissal of management personnel other than those who are subject to the appointment or dismissal by the Company’s shareholder and board; and

5.10.8	attending board meetings in a non-voting capacity.
ARTICLE 6. RIGHTS OF THE PARTIES
6.1	The Parties agree that if any of the following facts, matters or events exists prior to the Closing, Party A may terminate this Agreement without taking any liability by so notifying Party B and/or the Company in writing. Additionally, it may demand that the breaching Party bear the liability for breach of contract specified in Article 9:
6.1.1	any act of Party B and/or the Company that constitutes a fundamental breach hereof, making it impossible for Party A to complete the acquisition of the Equity Interest;

6.1.2	any breach by Party B and/or the Company of any representation or warranty and such breach has a material adverse effect on the Company and the transactions hereunder; or

6.1.3	an event that has or may have a material adverse effect on the Company’s business, financial condition or prospects.
6.2	The Parties agree that if any of the following facts, matters or events exists prior to the Closing, Party B may terminate this Agreement without taking any liability by so notifying Party A in writing. Additionally, Party B may demand that the breaching Party bear the liability for breach of contract under Article 9:
6.2.1	an act of Party A that constitutes a fundamental breach hereof, making it impossible for Party B to receive the Transfer Price; or

6.2.2	an event that has or may have a material adverse effect on the transactions hereunder that arises due to the willful misconduct or gross negligence on the part of Party A.
ARTICLE 7. CONFIDENTIALITY
7.1	A Party (the “Receiving Party”) that becomes aware of or receives Confidential Information from a Party hereto (the “Disclosing Party”) shall keep such information confidential, may not use such Confidential Information for any purpose other than for the purposes contemplated by this Agreement and may not disclose the

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Confidential Information to any party other than Party A or Party B (or a company appointed by Party A or Party B (such company shall bear the confidentiality obligations hereunder, and Party A or Party B shall bear the legal liability arising from a breach of the confidentiality obligations hereunder committed by any company appointed by said Party)) without the prior written consent of the other Parties. Notwithstanding the foregoing restrictions, the confidentiality obligations set forth in this Article 7 shall not apply to:
7.1.1	information that has entered the public domain other than as a result of the wrongful conduct of the Receiving Party or its representatives, agents, suppliers or subcontractors;

7.1.2	information legitimately and legally obtained by the Receiving Party from a third party, provided that at the time of obtaining such information, it is not subject to confidentiality obligations or other restrictions on use; or

7.1.3	information in written form owned by the Receiving Party, which is not subject to any restrictions on use or disclosure and is not obtained for the purpose of executing or performing this Agreement.
7.2	Notwithstanding Article 7.1, the Receiving Party may disclose Confidential Information to its employees, directors and professional advisors that is reasonably necessary for the purposes of this Agreement, provided that the Receiving Party ensures that such employees, directors and professional advisors are aware of and comply with the confidentiality obligations set forth in this Article. If the disclosure of the relevant Confidential Information is required by law or requested by a competent court, regulatory authority or any other such competent government agency, the Receiving Party may disclose such Confidential Information, provided that the Receiving Party shall, to the extent permitted by relevant laws and statutes, take all necessary actions to ensure that the Confidential Information is treated as confidential.

7.3	The Receiving Party shall not reproduce any Confidential Information in any manner whatsoever without the prior written consent of the Disclosing Party.
ARTICLE 8. NOTICES
8.1	Any notice hereunder shall be made in writing and dispatched by fax or registered mail to the recipient’s designated number or address. Notices dispatched by the aforementioned means shall be deemed received:
8.1.1	the twelfth (12th) hour after transmission, if dispatched by fax; and

8.1.2	the third (3rd) day after consignment to the post office, if dispatched by registered mail.
8.2	If Party A dispatches a written notice to Party B pursuant to Article 8.1 hereof, it shall dispatch the same to Party B at the following fax numbers or correspondence addresses:

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Weidong Zhu

Fax number: 021-64383327

Correspondence address: Suite 403, ShengAi Tower, 88 Caoxi North Road, Shanghai

Attn.: Weidong Zhu

Zhenhui Wang

Fax number: 021-64383327

Correspondence address: Suite 403, ShengAi Tower, 88 Caoxi North Road, Shanghai

Attn.: Weidong Zhu

Wenhua Cao

Fax number: 021-64383327

Correspondence address: Suite 403, ShengAi Tower, 88 Caoxi North Road, Shanghai

Attn.: Weidong Zhu

8.3	If Party B dispatches a written notice to Party A pursuant to Article 8.1 hereof, it shall dispatch the same to Party A at the following fax number or correspondence address:

Fax number: 010-85263129

Correspondence address: Suite 804, Building 2, 19 Jianguomenwai Avenue, Chaoyang District, Beijing

Attn.: Ying Zhu
ARTICLE 9. LIABILITY FOR BREACH OF CONTRACT
9.1	If a Party breaches any of the provisions hereof, it shall compensate the non-breaching Parties for all claims, expenses, costs, losses and liabilities incurred or arising in connection with such breach, whether directly or indirectly. If the breaching Party is one of the parties comprising of Party B and/or the Company, Party B shall jointly and severally bear the liabilities in respect of the compensation for such breach.

9.2	Without prejudice to any of the other provisions of this Article 9, if a Party fails to perform any of its obligations hereunder, the non-breaching Parties shall, in addition to exercising any other rights and remedies available hereunder, be entitled to demand that the breaching Party perform the relevant obligation and the Parties expressly waive the defense of sufficiency of damages.

9.3	Without prejudice to any of the other provisions of this Article 9, if a party comprising of Party B fails to fully transfer the Equity Interest to Party A on the terms and conditions hereof, Party A shall have the right to demand in writing that Party B perform its obligations as specified herein and transfer the Equity Interest to Party A.

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If Party B does not complete the procedures for amending the business registration for the Proposed Equity Transfer within seven (7) Working Days after receipt of the written notice from Party A, Party A shall be entitled to unilaterally terminate this Agreement on the basis of such material breach and demand that the breaching Party compensate for the losses, damages and costs (including but not limited to reasonable legal fees and litigation expenses) incurred in connection with the Proposed Equity Transfer by Party A as a result thereof.

ARTICLE 10. EXPENSES AND TAXES

10.1	Both Parties shall each bear its own expenses (including but not limited to legal, accounting, financial, consulting, advisory and other related expenses) in connection with all the negotiations and the implementation of the final agreement (e.g., this Agreement (including the Appendices)) and the acquisition.

10.2	Both Parties shall each pay any taxes it may be required to pay in connection with the Proposed Equity Transfer hereunder. Both Parties shall each be responsible for paying the stamp duty in respect of the original of this Agreement it holds.
ARTICLE 11. DISPUTE RESOLUTION
Any dispute arising from or in connection with this Agreement, including disputes over the validity or existence of this Agreement, shall be resolved by Both Parties through good faith negotiations. If the dispute is not resolved within thirty (30) days after a Party gives notice requesting such negotiations, any Party shall have the right to submit the dispute to the Shanghai Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding on Both Parties.
ARTICLE 12. GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with, the laws of the People’s Republic of China.
ARTICLE 13. LANGUAGE
This Agreement is made in Chinese in six (6) counterparts, of which Party A shall hold one original, each party comprising of Party B shall hold one original and the remaining originals shall be used to carry out the relevant registration procedures.
ARTICLE 14. ENTIRE AGREEMENT
This Agreement, including the attached Annexes, Appendices and Schedules, supersedes all prior written or oral agreements on the matters provided for herein reached by the Parties and constitutes the entire agreement between Both Parties.
ARTICLE 15. EFFECTIVENESS
This Agreement shall enter into effect on the date that it is signed/sealed by the Parties or their authorized representatives.

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IN WITNESS WHEREOF, this Agreement is duly executed by the Parties on the date first set forth above.

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Execution Page

Party A: REDGATE INTERACTIVE ADVERTISING (BEIJING) CO., LTD. [company seal]
By:	/s/ Ying Zhu
	Name of Legal Representative:	Ying Zhu

Party B: WEIDONG ZHU
Signature:	/s/ Weidong Zhu

ZHENHUI WANG
Signature:	/s/ Zhenhui Wang

WENHUA CAO
Signature:	/s/ Wenhua Cao

SHANGHAI YARUN CULTURE COMMUNICATIONS CO., LTD. [company seal]
By:	/s/ Weidong Zhu
	Name of Legal Representative:	Weidong Zhu

APPENDIX 1.
PARTICULARS OF THE COMPANY
A. Particulars of the Company

1.	Name of the Company	:	Shanghai Yarun Culture Communications Co., Ltd.

2.	Legal address	:	D-541, 1 Huyi Road, Shanghai

3.	Establishment date	:	December 14, 2005

4.	Place of establishment	:	Shanghai

5.	Scope of business	:	Culture and art planning; design, production, acting as an agent for, and publication of various types of advertising; sale of video equipment, cultural, recreational and office supplies, handicrafts, computers and their parts and components, and advertising apparatus and materials (Items subject to administrative permits will be dealt with on the strength of such permits).

6.	Legal representative	:	Weidong Zhu

7.	Executive director	:	Weidong Zhu

8.	Registered capital	:	Renminbi Three Million (RMB3,000,000)

9.	Shareholders	:	Capital contribution by Weidong Zhu: RMB1,200,000, accounting for 40% of the registered capital;
Capital contribution by Zhenhui Wang: RMB1,200,000, accounting for 40% of the registered capital;
Capital contribution by Wenhua Cao: RMB600,000, accounting for 20% of the registered capital

10.	Auditor	:	None

11.	Business term	:	10 years (from December 14, 2005 to December 13, 2015)

12.	Subsidiaries	:	Shanghai Hongjiu Business Consulting Co., Ltd.

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APPENDIX 2.
CONDITIONS PRECEDENT TO CLOSING
The Closing of the Proposed Equity Transfer is conditioned on the fulfillment of all of the following conditions (or the waiver thereof in writing by the interested Party):
1.1	Party A shall be responsible for:

executing all legal documents that Party A is required to execute in order to complete the Proposed Equity Transfer (including but not limited to the equity transfer documents that the competent administration for industry and commerce may require to be executed).

1.2	Party B and the Company shall ensure that:
(1)	the Company has secured all permits, approvals, licenses, authorizations, etc. that are required by the law to conduct its business;

(2)	Weidong Zhu, Zhenhui Wang and all of the management personnel or core technical personnel specified in Schedule 2 of Appendix 3 have executed with the Company the Intellectual Property Protection and Non-Compete Agreement as set forth in Appendix 4 and the Non-Disclosure Agreement as set forth in Appendix 5;

(3)	the Company has executed employment contracts that are in compliance with the legal requirements with all of its employees, and has provided insurance coverage and other benefits required by relevant laws, including but not limited to pension insurance, basic medical insurance premiums and unemployment insurance premiums, to all of its employees;

(4)	Party A has completed the Due Diligence on the Company, Party B and the Company have provided all the documents relating to the Due Diligence as required by Party A, including but not limited to financial statements of the Company as at December 31, 2007 for the most recent three years prepared by June 30, 2008 by a qualified accounting firm in accordance with the current and valid generally accepted accounting standards of the PRC or generally accepted international accounting standards, and the results of the Due Diligence are satisfactory to Party A;

(5)	resolutions approving the Proposed Equity Transfer and the corresponding amendments to the AoA have been adopted at a meeting of the Company’s shareholders, and Party B has waived said Party’s right of first refusal over the Equity Interest to be transferred;

(6)	all other legal documents required to be executed by this Agreement or required to be executed in order to complete the Proposed Equity Transfer have been duly executed;

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(7)	the procedures for the amendment of business registration in respect of the transfer of the Company’s Equity Interest and other relevant changes have been completed with the Registration Authority;

(8)	the Company’s directors originally appointed by Party B have resigned from their positions in the Company and confirmed in writing that they have waived any claim of right to severance pay and any other related issues they may have against the Company;

(9)	the registration or filing procedures for the directors appointed by Party A have been made with the Registration Authority;

(10)	the Company has, in accordance with applicable laws and regulations, established a branch at its actual business address (Suite 403, 88 Caoxi North Road, Xuhui District), or has, to the satisfaction of Party A, resolved the issue of the discrepancy between the Company’s actual business address and registered address;

(11)	the Company has, in accordance with the law, applied for and been issued with the Statistics Registration Certificate;

(12)	the Company has completed, in accordance with applicable laws and as required by the competent government authorities, the procedures for the registration of the establishment of a representative office (if required) in the area that it actually carries out representational activities for its business;

(13)	the Company has disclosed to Party A all information relating to those contracts (currently in the course of being performed) which had been executed by Yingji, but were actually performed by the Company (the “Pending Contracts”) and has, as requested by Party A, provided to Party A all such Pending Contracts;

the Company has executed supplemental agreements with all of the relevant parties to the Pending Contracts to change the party performing the contracts to the Company and amend the relevant provisions of the said Pending Contracts accordingly or, in respect of the Pending Contract matters, to clarify with Yingji in writing the rights and interests of both parties;

the Company has taken all necessary actions to lawfully resolve to the satisfaction of Party A the financial and legal issues (e.g., financial accounting matters, issuance of invoices) arising from the aforementioned Pending Contracts due to the discrepancy in the entities performing the contracts and the parties that signed the contracts.

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APPENDIX 3.
REPRESENTATIONS AND WARRANTIES
In addition to the matters expressly disclosed in Disclosure Letter attached as Appendix 6, Party B and the Company give to Party A on the execution date hereof and the Closing Date the representations and warranties set forth below in respect of the following matters; each representation or warranty shall be deemed an independent representation or warranty and shall not (unless otherwise expressly indicated) be limited or constrained by any other representation or warranty or any other provisions of this Agreement:
1.	Authorizations: Party B and the Company have secured the full and necessary authorizations to execute this Agreement, perform all of the obligations under this Agreement and complete the transactions under this Agreement. Once executed, this Agreement shall be legally binding on Party B and the Company.

2.	No conflict: The execution and performance of this Agreement by Party B and the Company shall not breach or conflict with any of the provisions of the Company’s AoA or other organizational documents of the Company or violate any mandatory laws or regulations of the PRC. Party B and the Company have secured all third party approvals or authorizations required for the transactions contemplated by this Agreement (including those of competent government authorities).

3.	Valid existence of the Company and Party B’s Equity: The Company is a duly established and validly existing limited liability company and its registered capital has been paid in full. Party B is the lawful owner of the Company’s Equity Interest, is entitled to the rights attaching to the Equity Interest and undertake the corresponding obligations. Other than those disclosed by Party B and the Company in the Disclosure Letter, no transfer, nomination, trust, pledge or any other manner of Encumbrances of or on the Equity Interest exists in respect of the Equity Interest.

4.	Investments: The Company has no investment or subsidiary commercial organization (including but not limited to subsidiaries, branches, offices or establishments; as well any other entities directly or indirectly controlled by or in which the Company has an equity interest, or any other entities in which the Company has an equity interest) other than the investments and subsidiary commercial organizations that are disclosed in the Disclosure Letter.

5.	Information Disclosure: All of the information contained in this Agreement, and all other information given or provided by the Company and Party B to Party A or any of its representatives, employees or professional advisors during the negotiations for this Agreement or any background check or other investigation conducted by Party A (or its representatives) prior to the execution hereof is, at the time of provision, and continues to be true, complete, accurate and not misleading in all respects. There are no facts, things or matters that would make any such information untrue, inaccurate or misleading that have not been disclosed to Party A, and there are no facts, things or matters that are once disclosed would reasonably affect Party A’s intent to purchase the Equity Interest or affect the provisions on which Party A’s intent to purchase the Equity Interest is based.

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6.	Financial Report: The Company’s financial report as at December 31, 2007 (the “Balance Sheet Date”) set forth in Appendix 7 truthfully, completely and accurately reflects the Company’s operations and financial position for the relevant periods or on the relevant reference dates. All of the Company’s audited accounts and unaudited accounts have been prepared pursuant to the financial and accounting systems specified in the relevant laws of the PRC with the consideration of the Company’s actual circumstances, and truthfully and fairly reflect the Company’s financial and operational conditions as at the relevant accounting dates. The Company’s financial records and information comply with the requirements of the PRC laws and statutes and satisfy the PRC accounting standards.

7.	Undisclosed debts: Other than the debts set forth below, the Company does not have any debts that are not recorded on its balance sheets: (1) debts disclosed in the Disclosure Letter; and (2) debts incurred in the ordinary course of business after the Balance Sheet Date, that are not prohibited by this Agreement and shall not have a material adverse effect on any shareholder of the Company or the Company itself. Other than those disclosed to Party A in the Disclosure Letter, the Company has never been required to assume any debts as a result of its equity interest in Hongjiu, nor ever assumed any obligation in respect of a guarantee, mortgage, pledge or any form of security provided to a third party nor ever created a mortgage, pledge or other security interest on its property.

8.	Insurance Coverage:
8.1	The Company has insured all of its insurable assets for their entire replacement value pursuant to the type(s) of insurance that are commonly taken out by companies that engage in similar business or own similar assets. The insurance taken out by the Company includes casualty insurance, personal injury and death insurance, third party liability insurance and other types of insurance commonly taken out by such companies.

8.2	With respect to all such insurance:
(i)	to date, the Company has punctually paid all premiums;

(ii)	the insurance taken out by the Company on leased immovable assets is presently valid, and if the Company is responsible for renewing such insurance, such insurance policies satisfy the requirements in respect of the lease of any immovable assets in all respects;

(iii)	all insurance policies are fully valid; neither the Company nor the Company’s representative has committed any act or omission, made an erroneous representation or failed to disclose an event that could render such insurance policies revocable, or undertaken any action that could render such insurance polices invalid or unenforceable due to a violation of the law or other reason, or undertaken any action that breaches the terms, conditions or warranties of any insurance policy thereby giving an insurance company the right to refuse to pay all or part of any claim under such policy;

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(iv)	with respect to each insurance policy, there are no special or unusual limitations, terms, exceptions or restrictions, the premiums payable do not exceed the normal premium rates and there are no circumstances existing that could cause an increase in the premiums; and

(v)	the Company does not have any outstanding claims, and no circumstances exist that could give rise to any claim.
9.	Capital structure: The Company’s AoA and AoA amendments registered with the Registration Authority are consistent with the Company’s AoA and AoA amendments provided to Party A by Party B, and accurately and completely reflect the Company’s capital structure prior to the Closing. The Company has never in any manner whatsoever undertaken to issue or actually issued to any third party any of the Company’s equity interest, shares, bonds, options or rights or interests of identical or similar nature other than the Equity Interest. The Company’s particulars as set forth in Appendix 1 are true, accurate, complete and not misleading.

10.	No change: During the period between the Balance Sheet Date and the date of execution of this Agreement, the Company has not carried out any of the following acts, unless otherwise provided herein or disclosed by Party B and the Company to Party A in the Disclosure Letter and approved in writing by Party A:
10.1	prepaid any debt;

10.2	provided security to a third party in the form of a guarantee or created a mortgage, pledge or any other form of Encumbrances on its property;

10.3	released any third party from a debt to the Company or waived any right of recourse;

10.4	amended any existing contract or agreement;

10.5	paid a bonus to any management officers, directors, employees, sales representatives, agents or advisors of the Company or increased their income in any manner, or changed their remuneration or benefits in any manner;

10.6	incurred any loss (insured or not) or experienced any change in the relationship with any supplier, client or employee whereby such loss or change would have a material adverse effect on the Company;

10.7	revised the Company’s accounting methods, policies or principles, or financial and accounting rules and systems;

10.8	transferred or licensed any of the Company’s intellectual property rights to any third party(ies) other than in the ordinary course of business;

10.9	made a material revision or alteration to the Company’s sales practice or accounting method, or a material change in the Company’s employment policies, rules or regulations;

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10.10	experienced any material adverse change in the Company’s financial position or sustained any liability arising from a transaction conducted other than in the ordinary course of business;

10.11	adopted any shareholders’ resolution or board resolution different from those relating to conventional matters discussed and adopted at annual shareholders’ meetings of the Company, other than resolutions adopted for the purpose of performing this Agreement;

10.12	declared, paid, distributed or committed to, or be in the process of declaring, paying or distributing or committing to any dividends, bonuses or other forms of shareholder distribution;

10.13	(i) undertaken any asset sale, mortgage, pledge, lease, assignment or other disposal other than in the ordinary course of business whereby the total transaction amount exceeds Renminbi Ten Thousand (RMB10,000); (ii) disposed of any fixed assets or approved the disposal or acquisition of any fixed assets of the Company other than in the ordinary course of business, relinquished any rights in any of the assets owned by the Company, entered into any contract that resulted in the alienation of any fixed assets or gave rise to any other liabilities; (iii) made any expenditure exceeding Renminbi Ten Thousand (RMB10,000) in total or any purchase of tangible or intangible assets (including equity investment in any company) other than in the ordinary course of business the value of which exceeds Renminbi Ten Thousand (RMB10,000);

10.14	undertaken any transaction or act other than in the ordinary course of business; or

10.15	committed any act or omission that could lead to any of the aforementioned circumstances.
11.	Taxation: The Company has punctually paid all taxes and government charges, made all filings, issued all notices and provided all other information that it is required to provide to any taxation authority or other government agency by the deadlines specified in the relevant laws. All such information is complete and accurate in all material respects; and all filings and notices are complete and accurate in all material respects and are made and issued on the appropriate basis. The Company is not required to pay any taxes in arrears, pay surtaxes or accept other tax investigations, there are no facts that could trigger such an investigation, it has not received or no notice has been issued for the recovery taxes from the Company by any third party or of a dispute concerning any tax break provided to the Company. The Company is not or has ever been liable to pay interest on outstanding taxes.

12.	Assets:
12.1	A specific breakdown of all of the fixed and intangible assets lawfully owned and used by the Company is set forth in item 12 of the Disclosure Letter.

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12.2	All of the Company’s assets are entirely the Company’s property as at the Balance Sheet Date. Other than those that will be disposed of or repaid in the normal course of business in future, all such assets as well as all assets and liabilities acquired or arising in the future are or will be entirely the Company’s property, are not the subject of any transfer or Encumbrance (other than liens legally arising in the ordinary course of business) and are not the subject of any installment payment, conditional sale or credit sale agreement.

12.3	All such assets are occupied (if they can be so occupied) by the Company or under the Company’s control, or the Company has the right to occupy or control the same. All such assets are located in the PRC.

12.4	The assets owned or leased by the Company constitute all of the property, rights and assets required by it to fully and effectively carry on its existing business or to facilitate its engagement in business.
13.	Immovable assets: The Company does not have any real estate or related rights, interests or obligations. However, it does have valid and binding lease interests; such lease interests are intact and free and clear of any Encumbrances and no third party has asserted that it has rights or interests of senior priority in such lease interests. With respect to the property or assets leased by the Company that have a substantive connection with its operations, the Company is in compliance with the lease terms therefor, has valid lease interests in such assets, and they are free and clear of any liens, Encumbrances or security interests or of claims by any third party other than the lessor of such property or assets.

14.	Contracts:
14.1	Party B and the Company have, as required by Party A, provided to Party A or third parties designated by it photocopies, that are true to the originals, of all of the Company’s existing and valid written contracts and warrant that all such contracts are valid and enforceable by law.

14.2	None of the business contracts entered into by the Company has become invalid, been rescinded or granted the counterparty the right to unilaterally terminate the same pursuant to the provision of any laws and to the knowledge of Party B and Company, currently and until the Closing Date, there is no possibility for such risk to arise.

14.3	The Company is not and has never been a party to a contract, agreement, undertaking or arrangement as set forth below:
(i)	a contract, arrangement or undertaking outside the ordinary course of business;

(ii)	a contract, arrangement or undertaking not entirely reached on an equitable and commercial basis;

(iii)	a loss-making contract, arrangement or undertaking (i.e. one that is known to potentially result in a loss once performed);

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(iv)	a contract, arrangement or undertaking that would be impossible without any difficulties to complete or perform on schedule without the commitment of particularly large or unusual expenditures or efforts;

(v)	a contract, arrangement or undertaking not signed by the Company as a party but that is, in fact, being performed by the Company; or

(vi)	other than as disclosed to Party B in the Disclosure Letter, a consent to become a member of any joint venture, consortium, partnership or other unincorporated organization (other than a recognized industry association).
14.4	The Company is not in breach of any of the terms or obligations under any contract, agreement or document to which the Company is a party or which is binding on the Company.

14.5	All of the exclusive advertising sales agency contracts entered into by the Company with the relevant television channels as set forth in Schedule 3 of Appendix 3 are valid and legally enforceable.
15.	Intellectual property: Other than those that have been disclosed to Party A in the Disclosure Letter, the Company has the lawful ownership of or the right to use all of the intellectual property (including but not limited to patents, trademarks, copyrights, proprietary technologies, domain names and trade secrets, etc.) that it currently uses, and the Company has secured all necessary authorizations and licenses for the intellectual property rights (including but not limited to copyright licenses for the value added services that it provides) used in its business activities, but owned by third parties. The Company has not infringed any intellectual property, trade secrets, proprietary information or other similar rights of third parties and there are no pending or threatening claims for damages, disputes or legal proceedings in respect of the Company’s infringement of the intellectual property, trade secrets, proprietary information or other similar rights of any third parties. The trademarks, patents, software copyrights and domain names owned by the Company have been duly registered in accordance with the law. The information regarding the intellectual property that the Company owns or has the right to use as set forth in Schedule 1 of Appendix 3 is true, accurate, complete and not misleading.

16.	Litigation: None of the circumstances set forth below that could have a material adverse effect on the Company or the formation, validity and enforceability of this Agreement or the Proposed Equity Transfer under this Agreement exists (regardless whether it is completed, pending or threatening or not):
16.1	sanctions or restrictions imposed on the Company by a radio station, television station or any organization that has the capacity to restrict or materially affect the Company’s business;

16.2	a penalty, injunction or order against the Company by a competent government authority; or

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16.3	a civil, criminal or administrative action, arbitration or other similar proceeding or dispute against or with the Company.
17.	Legal Compliance: Other than those that have been disclosed by the Company in the Disclosure Letter, the business currently engaged in by the Company complies with the current and valid laws, statutes, regulations and other administrative regulations issued by competent state government authorities (hereinafter collectively referred to as “Statutes”), and the Company has not violated any Statutes, such as would lead to a material adverse effect on the business or assets operated by the Company.

18.	Employees: The Disclosure Letter sets forth the basic particulars of all of the Company’s employees (including but not limited to the name, age, position, employment contract term, salary or wage level, details on the payment of social insurance, etc.) and, in particular, sets forth further information on employees who have executed an employment contract with the Company (including but not limited to identifying the entity with whom the actual employment relationship is maintained, and the status of such employment (i.e., through a staffing/placement agency, currently in retirement or under a contractual arrangement whereby social insurance is being maintained)). Other than as disclosed to Party A in the Disclosure Letter:
18.1	the employment of staff by the Company has complied with the applicable labor laws and regulations;

18.2	there are no labor disputes or controversies or potential labor disputes or controversies existing between the Company and its current or former employees;

18.3	the Company does not have any severance pay outstanding and owing due to the termination of the employment with an employee and is not under obligation to pay similar compensation or damages in connection with the employment with an employee; and

18.4	the Company has paid in full and/or withheld in accordance with relevant laws and statutes pension, housing, medical, unemployment and all other social insurance premiums and allowances or employee benefits payable for its employees as specified in relevant laws or agreements, and no existing or potential dispute exists in respect of such social insurance premiums and allowances or employee benefits.
19.	Other establishments: Other than those that have been disclosed by the Company in the Disclosure Letter, the Company does not have any branches or offices nor does it have any long-term investments, such as holding equity, etc., in any other company or enterprise.

20.	Competing Business:
20.1	None of the parties comprising of Party B directly or indirectly holds any interests in any entity or sector that competes with or is similar to the Company or in any sector that could be in competition with the business of the Company.

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20.2	Except as disclosed in the Disclosure Letter, Yingji has never conducted or engaged in business that competes with, or is similar to, that of the Company.
21.	Special representations and warranties of Party B and the Company: In addition to the foregoing general representations and warranties, Party B and the Company jointly make the following representations and warranties:
21.1	all of the Company’s documents, including books of account, records of change in the Equity Interest, financial statements and all other records of the Company, are kept in accordance with the standard commercial practice and are entirely in the possession and control of the Company, and the Company has accurately and compliantly recorded all information on the major transactions relating to its business;

21.2	as at the Closing Date, all of the Company’s documents, including minutes of board and shareholders’ meetings and the register of shareholders, have been consistently and duly maintained, and completely and accurately record all matters that ought to be recorded in such documents;

21.3	since the Balance Sheet Date: (i) other than in the ordinary course of business, no event that could trigger the calling of the Company’s debts has occurred; (ii) other than in the ordinary course of business, none of the Company’s property has been disposed of or removed from the Company’s possession and the Company has not executed any agreements that could result in any financial expenditures not in the ordinary course of business or give rise to any liabilities not in the ordinary course of business;

21.4	the Company has, as required, submitted all necessary information to the competent taxation authorities; no dispute over the Company’s tax obligations, potential tax obligations or tax breaks exists between the Company and the taxation authorities;

21.5	the Company has duly retained all financial information used in normal tax records and tax payments, as well as all information on any tax breaks the granting of which has been approved by the competent government authorities; and

21.6.	other than the employee benefits, and social and pension security required by the Labor Law of the People’s Republic of China, the Law of the People’s Republic of China on Employment Contracts and other related regulations, the Company does not have any employment, retirement or pension benefit or security systems or measures for its employees.

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APPENDIX 3
Schedule 1. Intellectual Property

A	Intellectual property owned by the Company

B	Intellectual property licensed to the Company
[None]

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APPENDIX 3
Schedule 2. List of Senior Management Personnel

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Name List of Senior Management Personnel
Weidong Zhu
Managing Director; previously worked in the media department of such international advertising companies as JWT and Grey; provided services for such famous international companies as P&G; worked on TV media projects of Oriental TV, Shanghai TV, Shang Education TV and local television stations in Zhejiang, Henan, Hubei and Sichuan.
Zhenhui Wang
Deputy General Manager; previously worked in the media department of such international advertising companies as McCann and Dentsu; provided services for such famous international companies as Johnson; worked on the sports programs of Shanghai TV, Documentary Channel of Shanghai TV and other TV media projects.
Shengyang Zhu
Administration Director; former Director of Advertisement Department, Shanghai Cable TV, contributing to the break-though development of Shanghai Cable TV in advertising business; maintaining long-term close relationship with chiefs of several Chinese TV media; worked on TV media projects in Shanghai, Fujian, etc.

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APPENDIX 3
Schedule 3. Exclusive Advertising Sales Agency Contracts

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Ad-Agency Contract
Party A (Board Owner): Wuhan Broadcasting & TV Station Advertising Department
Party B (Board Buyer): Shanghai Yarun Media Culture Co., Ltd.
The Contract is made by and between the Parties through sufficient negotiation concerning Party B’s successful bid for the advertising slot on Party A’s WHTV-5, on the principles of good faith, equality and mutual benefit in accordance with the Contract Law of the People’s Republic of China, the Advertising Law of the People’s Republic of China, the Instructions on Advertising Bids 2008 of Wuhan Broadcasting & TV Station and other pertinent regulations.
1. The agency period shall be from January 1, 2008 to December 31, 2009. The detailed advertising slots and boards are as follows:
Daytime and evening advertising slots on WHTV-5, and naming right of sports games advertisements on sports columns on the channel. Art column on the channel, advertising slots and resources in connection with important entertainment evenings and large-scale activities arranged by the Broadcasting & TV Bureau shall not be the subject matter of the Contract. The total advertising time shall be subject to pertinent regulations of the State Administration of Radio Film and Television, but in no case may exceed 20% of the duration of the program. In case of adjustment of the advertising slots due to channel revision, the adjusted schedule shall prevail.
2. The total amount of the accepted advertising fee is RMB eleven million one hundred and seventy thousand only in 2008 and RMB twelve million two hundred and eighty-seven thousand only in 2009.
3. Party B shall submit the proposed advertisement video tapes to Party A for examination and confirmation at least five (5) working days in advance. Advertisement broadcasting shall abide by national and local advertising laws and regulations; otherwise, Party A shall have the right to refuse broadcasting or even terminate the Contract in case of serious default.
4. Party B’s advertisements may not go beyond the agreed time and standards; otherwise, Party A shall have the right to refuse broadcasting.
5. Advertisement production and release shall comply with Party A’s regulations.
6. No compensations shall be made for any change in the original advertising slots as a result of force majeure, act of government or revision of channels. In case of long-term revision, the Parties may negotiate about resolutions in light of actual circumstances.
7. Payment Method
1) Party B shall, within three (3) days after winning the bid, pay the performance bond at 20% of the accepted bid price (the bid bond paid at the time of registration shall be converted automatically to the performance bond), namely, RMB two million two hundred and thirty-four thousand only. Failure to make payment within the specified period shall constitute Party B’s waiver.
2) Party A shall refund the performance bond within seven (7) working days after Party B has fulfilled the Ad-Agency Contract. Party B’s failure to perform the Contract in all aspects shall result that the performance bond will not be refunded.
3) Party B must make payment ten (10) days in advance on a monthly basis, namely, adverting fee for January, 2008 shall be paid prior to December 21, 2007, advertising fee

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for February, 2008 prior to January 21, 2008 and so on. Failure to pay in full amount the advertising fee on schedule and unauthorized transfer of the bid (subcontract) shall constitute Party B’s breach of contract. In case Party B breaches the Contract during the performance of the Contract, the performance bond shall not be refunded and the advertising slots concerned shall be withdrawn by Wuhan Broadcasting & TV Station Advertising Department, without any further notice.
8. In case of errors or omissions due to any reason attributable to Party A, remedies shall be taken on the principle of “once for each error” and “twice for each omission”.
9. Party A may not insert any content (whether advertisements or not) in any way during the slots to which Party B has the exclusive right unless Party B’s consent is obtained and Party A makes compensations to Party B by means of another slot with equivalent value. Where Party A inserts any content without Party B’s consent, Party A shall pay the advertising fee to Party B on the basis of the executive price.
10. Where Party A intends to insert public service advertisements and political advertisements during the slots to which Party B has the exclusive right, Party B’s prior consent shall be obtained. Any matter uncovered herein may be specified in writing through negotiation between the Parties as the supplementation to the Contract. Such supplementations shall have the same legal force with the Contract.
11. Any and all disputes arising from the performance of the Contract shall be settled through amiable negotiation; where negotiation fails, the dispute concerned shall be submitted to Wuhan Arbitration Committee for arbitration.
12. The Contract shall be binding upon the Parties once signed. Each party shall perform the terms of the Contract strictly and may not terminate the Contract at will. The first breaching party shall assume all liabilities for breach of contract other than attributable to force majeure (including national and government policies).
13. Wuhan Broadcasting & TV Station Advertising Department reserves the right to interpret the Contract.
14. The Contract shall be made in four copies, two for each party. The Contract shall take effect with signatures and seals and remains effective for two years.
15. Appendices to the Contract: relevant valid certificates

Party A: Wuhan Broadcasting & TV Station Advertising Department	Party B: Shanghai Yarun Media Culture Co., Ltd.
(seal)	(seal)
Representative (signature):	Representative (signature):
Date: December 24, 2007	Date:
Add.: No. 620 Jianshe Avenue, Hankou, 430015	Add.: Room 403, Sheng’ai Plaza, No. 88 Caoxi N. Road, Shanghai, 200030
Tel: 027-85722373	Tel: 021-64381260
Fax: 027-85766597	Fax: 021-64383327

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Exclusive Agency Contract
for
Advertisements on Tianjin TV Station Sports Channel
Party A: [Tianjin TV Station Advertising Department]
Agent:
Add.: 3/F, Tianyu Hotel, No.19 Diantai Dao, Heping District, Tianjin, China
Party B: Shanghai Yarun Media Culture Co., Ltd.
Agent: Weidong Zhu
Add.:
The Contract (“Contract”) is made by and between the Parties through amiable negotiation concerning Party B’s exclusive right to advertisements on Tianjin TV Station Sports Channel and in accordance with the Contract Law of the People’s Republic of China, the Advertising Law of the People’s Republic of China and other pertinent regulations.
Article 1 Grant of Ad-Agency Right
1.1 According to the terms and conditions of the Contract, Party A agrees to grant Party B the exclusive right to advertisements on Tianjin TV Station Sports Channel from March 1, 2006 to February 28, 2009, particularly from power on at 7:00 every day to power off at about 2:00 before dawn of the next day, as well as during games transmission before dawn.
1.2 The advertising patterns to the extent of the exclusive right to Party B include brand ads, special ads, programme naming, background panel, table-edge board and corner mark. However, the implementation of such advertising patterns shall be subject to pertinent rules of Tianjin TV Station and may not affect the programme quality, and Party A has the right to decide on the advertising means and contents.
1.3 The film advertisements of the programmes on Party A’s Sports Channel shall not be in the agency scope of Party B. However, film advertisements must be provided by film operators and broadcast together with the programmes, and separation or removal is prohibited.
1.4 The Parties agree that Party B shall act as the exclusive ad-agent of the Channel and perform the duties including, but not limited to, obtaining local qualifications for ad-agency, inviting investment in advertisements on Tianjin TV Station Sports Channel and promotion of relevant programmes, obtaining all licenses and permits necessary for advertisement broadcasting, submitting advertisement materials for examination and approval. Party B shall complete all such duties at its own cost and shall make payment to Party A on schedule.
Article 2 Rights and Obligations of the Parties
2.1 Party A’s rights and obligations
1) Party A shall coordinate with Tianjin TV Station Sports Channel to ensure the relative stability of the programmes and advertising slots on the channel as far as possible. However, Tianjin TV Station Sports Channel shall have the right to adjust reasonably the programmes on the channel according to the overall programme arrangement of Tianjin

TV Station. Within the term of the Contract, the programme arrangement of Tianjin TV Station Sports Channel shall be subject to the programme schedule provided by the Channel in the current year. Party A shall have the right to adjust reasonably the prevailing programme schedule according to the demands for games transmission.
2) Party A shall coordinate with Tianjin TV Station Sports Channel to ensure transmission (including, but not limited to, live, recorded broadcast and broadcast delay) of regular games in years past on the Channel as far as possible. As to FIFA World Cup 2006, Beijing Olympic Games2008 and other international major sports games, Tianjin TV Station Sports Channel shall do its utmost to make coordination to transmit and report such games as far as possible. Failure to transmit certain games due to reasons not attributable to Tianjin TV Station Sports Channel shall not constitute Party A’s default; however, Party A shall inform Party B in advance.
3) Party A shall be responsible for final examination and broadcasting of the advertisement contents and patterns. The advertisements released by Party B in various patterns and of various kinds must conform to the Advertising Law of the People’s Republic of China and the relevant rules of Tianjin TV Station on advertising patterns and contents, supported by valid documents and relevant approvals and shall be examined and approved by the relevant competent authorities. Party A shall have the right to refuse to broadcast the advertisements which are not examined, in which case Party B shall assume relevant liabilities arising therefrom.
4) Party A shall ensure that the advertising time of Tianjin TV Station Sports Channel will conform to the provisions of the State Administration of Radio Film and Television.
5) Party A shall have the right to adjust the programmes on Tianjin TV Station Sports Channel as required for significant publicity tasks of the Country and Tianjin Municipality, provided that Party A shall inform Party B of the adjustment information in advance.
6) Party A shall arrange and broadcast advertisements strictly according to the release sheets and orders provided by Party B and timely provide Party B with the broadcasting certifications issued by Tianjin Sanhe Investigation Co., Ltd.
7) Except for film advertisements and propaganda films concerning channels and columns according to Article 1.3 hereof, Party A may not broadcast any paid advertisement in any form. Where the volume of the advertisements solicited by Party B fails to reach the maximum capability of Tianjin TV Station Sports Channel, Party A shall have the right to broadcast various propaganda films of Tianjin TV Station. Any and all renewal contracts and other contracts executed prior to the date of the Contract in connection with advertisement release on Tianjin TV Station Sports Channel after March 1, 2006 shall be calculated into the total contracting volume of Party B.
8) Party A shall coordinate with Tianjin TV Station Sports Channel to broadcast more games and improve programme quality as far as possible and do its utmost to ensure that the Channel can obtain more satisfactory results in audience rating in 2006, 2007 and 2008.
9) Party A shall release the programme introduction and advertising information of Tianjin TV Station Sports Channel on relevant pages of the websites of Tianjin TV Station. In case of any change, Party A shall do its utmost to correct relevant information on the websites in time.
10) The Parties may negotiate to purchase jointly high-quality programs and games transmission copyrights in order to promote the sound development of Tianjin TV Station Sports Channel. Detailed matters such as the proportion of cost apportionment shall be negotiated otherwise and specified a supplementary agreement.

11) Party A shall do its utmost to help Tianjin TV Station Sports Channel take part in the promotion activities organized by Party A.
12) Party A shall actively improve the quality of its own programmes on Tianjin TV Station Sports Channel and broadcast relevant popular sports programmes.
13) Party A shall have the right to fix the advertising price of Tianjin TV Station Sports Channel in 2006, 2007 and 2008 for the purpose of unifying the advertising rates of all channels of Tianjin TV Station.
14) Where a client has to remit the advertising fee directly to “Tianjin TV Station Advertising Department Account” for special reasons and requests for an invoice issued by Tianjin TV Station, Party A shall render active cooperation, check accounts with Party B’s financial personnel on a monthly basis and offset the amount against the advertising fee payable by Party B to Party A.
15) Party A shall issue to Party B certain certification documents such as “Exclusive Agency Qualification for Advertisements on Tianjin TV Station Sports Channel”.
2.2 Party B’s rights and obligations
1) Party B may exercise its exclusive agency rights to programs on Tianjin TV Station Sports Channel on the principle of self-promotion and self-operation.
2) Party B shall own all incomes earned from all advertisements under its exclusive agency right. Advertising rights and interests concerning competitions and interaction sections (including, but not limited to, short message, telephone and voice calls) of various programmes on Tianjin TV Station Sports Channel, as well as relevant incomes, shall be distributed to the Parties according to the agreed proportion; such incomes shall not be reckoned in the total amount of exclusive ad-agency in any year and shall be specified in the supplementary agreements.
3) Party B shall ensure to make payment to Party A on schedule according to the payment methods as mentioned herein.
4) The advertisements released by Party B shall conform to the provisions of the Advertising Law of the People’s Republic of China.
5) During the performance of the Contract, Party B may promote Party A’s “programmes and advertising business on Tianjin TV Station Sports Channel” to which Party B has the operation right on Internet in its own name, and network construction fee, webpage design fee and operation cost shall be for the account of Party B.
6) During the performance of the Contract, Party B may hold client seminars regularly, solicit market information and collect market data in connection with invitation for advertising investment on Tianjin TV Station Sports Channel.
7) Party B shall have the right to invite foreign investment in the name of “Exclusive Advertising Agency of Tianjin TV Station Sports Channel”.
8) With respect to various advertisements (including, but not limited to, brand ads, special ads, title naming, sponsor billboard, corner mark, background panel and table board) which are designed, shot and produced by Party A at Party B’s requests, Party A will charge the fee from Party B according to the charge standards of Tianjin TV Station for advertisement production.
Article 3 Exclusive Agency Period (namely, term of the Contract)
The exclusive agency period is from March 1, 2006 to February 28, 2009.
Article 4 Performance Bond and Payment Method

4.1 The total amount of exclusive agency fee for the advertisements on Tianjin TV Station Sports Channel is RMB25,000,000 in the first contract year (from March 1, 2006 to February 28, 2007), RMB30,000,000 in the second contract year (from March 1, 2007 to February 29, 2008) and RMB35,000,000 in the third contract year (from March 1, 2008 to February 28, 2009).
4.2 Party B shall pay RMB2,500,000 to Party A as the performance bond (hereinafter referred to “Bond”) for the first contract year after execution of the Contract but prior to December 15, 2005, and pay RMB2,500,000 to Party A prior to December 31, 2005. Party B’s failure to pay the Bond on schedule shall constitute a breach of contract and entitle Party A to terminate the Contract immediately.
4.3 The Parties agree that payment shall be made according to the following schedule:
1) Party B agrees to pay to Party A the “total amount of exclusive agency fee for advertisements on Tianjin TV Station Sports Channel in the first year” as follows:
Prior to December 15, 2005, Party B shall pay to Party A RMB2,500,000 as the Bond of the first year;
Party A shall, on February 25, 2006, use RMB2,050,000 out of the second payment of RMB2,500,000 paid by Party B prior to December 31, 2005 to offset the advertisement broadcasting fee;
Party A shall, on March 25, 2006, use RMB450,000 out of the second payment of RMB2,500,000 paid by Party B prior to December 31, 2005 to offset the advertisement broadcasting fee, and Party B shall pay to Party A RMB1,600,000 prior to March 25, 2006;
Party B shall pay to Party A RMB2,050,000 prior to April 25, 2006;
Party B shall pay to Party A RMB2,050,000 prior to May 25, 2006;
Party B shall pay to Party A RMB2,050,000 prior to June 25, 2006;
Party B shall pay to Party A RMB2,050,000 prior to July 25, 2006;
Party B shall pay to Party A RMB2,050,000 prior to August 25, 2006;
Party B shall pay to Party A RMB2,050,000 prior to September 25, 2006;
Party B shall pay to Party A RMB2,050,000 prior to October 25, 2006;
Party B shall pay to Party A RMB2,050,000 prior to November 25, 2006;
Party B shall pay to Party A RMB2,000,000 prior to December 25, 2006;
After Party B pays to Party A RMB3,000,000 as the Bond of the second year (March 1, 2007 to February 29, 2008) on or prior to January 25, 2007, Party A may use RMB2,500,000 paid by Party B prior to December 15, 2005 to offset the advertisement broadcasting fee on January 25, 2007.
2) Party B agrees to pay to Party A the “total amount of exclusive agency fee for advertisements on Tianjin TV Station Sports Channel in the second year” as follows:
Prior to January 25, 2007, Party B shall pay to Party A RMB3,000,000 as the Bond of the second year;
And, Party B shall pay to Party A RMB2,450,000 prior to February 25, 2007;
Party B shall pay to Party A RMB2,450,000 prior to March 25, 2007;
Party B shall pay to Party A RMB2,450,000 prior to April 25, 2007;

Party B shall pay to Party A RMB2,450,000 prior to May 25, 2007;
Party B shall pay to Party A RMB2,450,000 prior to June 25, 2007;
Party B shall pay to Party A RMB2,450,000 prior to July 25, 2007;
Party B shall pay to Party A RMB2,450,000 prior to August 25, 2007;
Party B shall pay to Party A RMB2,450,000 prior to September 25, 2007;
Party B shall pay to Party A RMB2,450,000 prior to October 25, 2007;
Party B shall pay to Party A RMB2,450,000 prior to November 25, 2007;
Party B shall pay to Party A RMB2,500,000 prior to December 25, 2007;
After Party B pays to Party A RMB3,500,000 as the Bond of the third year (March 1, 2008 to February 28, 2009) on or prior to January 25, 2008, Party A may use RMB3,000,000 paid by Party B as the Bond of the second year prior to January 15, 2008 to offset the advertisement broadcasting fee of that year on January 25, 2008.
3) Party B agrees to pay to Party A the “total amount of exclusive agency fee for advertisements on Tianjin TV Station Sports Channel in the third year” as follows:
Prior to January 25, 2008, Party B shall pay to Party A RMB3,500,000 as the Bond of the third year;
Party B shall pay to Party A RMB2,860,000 prior to February 25, 2008;
Party B shall pay to Party A RMB2,860,000 prior to March 25, 2008;
Party B shall pay to Party A RMB2,860,000 prior to April 25, 2008;
Party B shall pay to Party A RMB2,860,000 prior to May 25, 2008;
Party B shall pay to Party A RMB2,860,000 prior to June 25, 2008;
Party B shall pay to Party A RMB2,860,000 prior to July 25, 2008;
Party B shall pay to Party A RMB2,860,000 prior to August 25, 2008;
Party B shall pay to Party A RMB2,860,000 prior to September 25, 2008;
Party B shall pay to Party A RMB2,860,000 prior to October 25, 2008;
Party B shall pay to Party A RMB2,860,000 prior to November 25, 2008;
Party B shall pay to Party A RMB2,900,000 prior to December 25, 2008;
Party A may use RMB3,500,000 paid by Party B as the Bond of the third year to offset the advertisement broadcasting fee of that year on January 25, 2008.
Article 5 Independent Contracting Party
The Parties shall be independent contracting parties to each other. No joint venture, partnership or employment relationship has been established between the Parties. Neither party nor its employees or agents may engage in, or attempt to engage in, operation activities in the name of the other party’s partner, representative or employee, or make express or implied representations.
Article 6 Rescission of the Contract

Either party hereto that intends to rescind the Contract must issue a notice to the other party sixty (60) days in advance, and may not rescind the Contract without the consent of the other party.
Article 7 Liability for Breach of Contract
7.1 In case of any errors in or omissions of the advertisements arranged by Party B due to Party A’s negligence, Party A shall compensate Party B at the original slots on the principles of “twice for each omission and once for each error”.
7.2 The Parties shall negotiate about solutions in case of losses arising from interruption of all programmes of Tianjin TV Station Sports Channel or long-term suspension of the programmes as a result of natural non-natural disasters.
7.3 Party B’s failure to make payment to Party A within the periods as specified in Articles 4.2 and 4.3 hereof shall constitute a breach of contract and entitle Party A to immediately cease broadcasting various advertisements arranged by Party B and withhold the bond of the current year paid by Party B.
7.4 Either party hereto that terminates the Contract without justified reasons or in violation of the terms of the Contract shall pay the penalty to the other party at the rate of 10% of the total amount of annual exclusive agency.
7.5 The Parties shall strictly perform the Contract as of the effective day and ensure that all terms of the Contract can be observed and performed completely. Where either party violates the Contract and thus causes economic losses to the other party, it shall make compensations to the other party at the amount equivalent to to the losses arising therefrom. Where both the Parties breaches the Contract, the Parties shall share the relevant liabilities for breach of contract according to their actual faults. This clause shall not affect or limit other liabilities for breach of the Contract.
7.6 Unless otherwise specified expressly in the Contract, the non-breaching party shall have the right to terminate the Contract with a notice to the breaching party in any of the following circumstances:
1) Where either party (breaching party) is bankrupted, or carries out voluntary or involuntary bankruptcy procedures in accordance with the Bankruptcy Law or other regulations on insolvency, or makes arrangements with its creditors, or conducts reorganization or is taken over or dissolved;
2) Where the breaching party fails to correct any material breach of the Contract within fifteen (15) days after receiving a written notice from the Non-breaching Party, it shall be deemed as a breach of the Contract and shall be subject to the breach clause.
Article 8 Applicable Law and Dispute Settlement
8.1 The execution, effectiveness, performance and interpretation of the Contract shall be governed by Chinese laws and regulations.
8.2 Any and all disputes arising from or relating to the Contract shall be settled through amiable negotiation; where negotiation fails, the dispute concerned shall be submitted to the People’s Court with jurisdiction at the place where Party A is located.
8.3 During the settlement of disputes, the Parties shall continually perform the Contract, except for those in dispute.
Article 9 Miscellaneous
9.1 Neither party shall be responsible for its delay in performing the Contract or failure to perform its obligations hereunder as a result of force majeure within the term of the Contract, provided that the affected party shall take necessary, proper and reasonable measures in time to minimize the losses arising therefrom. The Parties may decide through negotiation in good faith whether to rescind the Contract, to release part of obligations hereunder or extend the performance period according to the impacts upon the Contract due to force majeure.
The affected party shall inform the other party of the force majeure event in writing within two (2) days upon occurrence of the event, and, within fifteen (15) days upon occurrence of the event, provide the details about the force majeure event and relevant valid certifications and documents, proving that the Agreement cannot be performed completely or partially or needs be extended.
Force majeure means 1) natural disaster which cannot be overcome; 2) war, fire and explosion; 3) other events which cannot be foreseen, prevented or avoided.
9.2 Neither party may transfer the Contract or any of its rights or obligations hereunder without the other party’s prior written consent.
9.3 The Contract constitutes the entire contract between the Parties concerning the subject matter hereof and substitutes all prior written or oral summaries, memos, contracts and agreements between the Parties.
9.4 The Contract shall be written in Chinese in four copies with equal legal force, two for each party.
9.5 The Contract shall become effective immediately with signatures and seals of the Parties.
Party A: Tianjin TV Station Advertising Department         Party B: Shanghai Yarun MediaCulture Co., Ltd.
Representative:                                                                         Representative:
Date: December 7, 2005                                                             Date: December 7, 2005

Ad-Agency Agreement
for
Nanjing Broadcasting Group 2008
Party A: Living Channel and Entertainment Channel of Nanjing Broadcasting Group
Party B: Shanghai Yarun Media Culture Co., Ltd.
The Agreement is made by and between the Parties through sufficient and amiable negotiation concerning Party B’s agency right to advertisements on “Living Channel and Entertainment Channel of Nanjing Broadcasting Group” in accordance with the Contract Law of the People’s Republic of China and pertinent laws and regulations on advertising .
I. Agency Amount and Period
1.1 Party A shall grant Party B the exclusive right to Party A’s advertising operation business in 2008, and Party B shall accomplish the agency amount of RMB27,000,000 (including RMB14,500,000 of Living Channel and RMB12,500,000 of Entertainment Channel. The exclusive right shall be valid from January 1, 2008 to December 31, 2008.
1.2 RMB5,000,000 in the target amount shall be accomplished by the Parties. Where such amount cannot be accomplished by the end of the year, Party B shall be responsible for the insufficient amount.
II. Terms on 4A Advertisements
2.1 Party A agrees that advertisements released by such five 4A companies as GroupM, Borui, Haoteng, Diantong and Kailuo may be reckoned in the shares of such companies in Nanjing TV Station.
2.2 The Parties agrees through amiable negotiation that the total amount of the advertisements released by the five 4A companies on Nanjing TV Station shall not be more than RMB22,600,000, and the detailed limits are as follows: GroupM: RMB8,600,000; Borui: RMB6,500,000; Haoteng: RMB5,000,000; Diantong: RMB1,000,000; and Kailuo: RMB1,500,000.
2.3 In consideration of the unpredictability of the advertising business of each company, Party A agrees that Party B has the right to adjust the advertising amount of the five companies upward by 20% in order to balance the total advertising amount of RMB22,600,000. In any case the Parties shall verify the maximum amount to the extent of the total amount.
2.4 The Parties agree that, with respect to the advertisements of 4A companies to be handled by the designated service companies or the pairing-service channels, the 4A companies shall place orders with Party B via the designated service companies or the pairing-service channels, then Party B shall enter into agreements with the designated service companies or the pairing-service channels and pay release fee and settle bonus. The relevant agreements shall be submitted to Party A for record filing. However, Party A shall not be responsible for any debt dispute between Party B and such service companies.

2.5 Party A shall ensure that its higher authority, Nanjing Broadcasting Group, will notify expressly the five 4A companies or their respective service companies of the clauses and make proper written representations in relevant advertising release contracts.
III. Terms on Party A’s Operation
3.1 Party A has the right to operate land activities and special advertisements (by means of column naming, special broadcasting and corner marks). The contract price shall be remitted directly to the account designated by Party A, and all incomes earned therefrom shall belong to Party A. Such contracts must be provided to Party B for record filing prior to advertisement broadcasting.
3.2 If Party B discovers via a third person detecting system that Party A has broadcast on Living or Entertainment Channel certain advertisements other than those ordered by Party B, Party B shall have the right to claim against Party A for compensation at the rate of 100% of the advertising quotations; such compensation may be deducted directly from the amount payable by Party B.
3.3 Party A shall be obliged to protect Party B’s advertising clients. Party A’s programmes for supervision by public opinion shall protect the Parties’ key clients in all aspects. Party A shall provide certain value-added services, such as enterprise activities, positive reports and protection against adverse exposure.
IV. Appraisal of Audience Rating
4.1 Party A shall be obliged to improve the quality of the programmes on the channels and ensure the realization of audience rating. The Parties agree that the audience rating in 2008 shall be the Average Minute Audience Rating Report issued by CSM. The appraisal period shall be 17:00—24:00. The average audience rating index shall not be less than 0.88% for Living Channel and 0.61% for Entertainment Channel.
4.2 Appraisal unit will be half a year. If the audience rating in the first half of a year is less than the required amount, the balance shall be made up in the second half of the year. If the audience rating in a year is less than the required amount, the balance shall be made up as far as possible in that year. In consideration of factors for making up the balance within the year, the average audience rating of the first three quarters may be deemed as the audience rating of the fourth quarter, and compensations shall be calculated thereon.
4.3 Compensation method: If the said audience rating fails to be accomplished, the compensations shall be calculated according to the formula: discrepancy * operation index in such period (total target amount /number of months) /70%.
Article 5 Payment Method

5.1 Bond: Party B shall pay RMB2,200,000 as the bond (RMB1,200,000 for Living Channel and RMB1,000,000 for Entertainment Channel) within three (3) working days from the date of the Agreement. Party A shall have the right to rescind the Agreement without refunding the bond where Party B fails to accomplish the operation index or to make payment in full amount according to the following schedule.
5.2 Party B shall pay the remaining advertising fee in advance once every two months. The detailed schedule and amount are as follows:
RMB3,600,000 (RMB1,950,000 for Living Channel and RMB1,650,000 for Entertainment Channel) to be paid prior to the 28th day of December, 2007, prior to the 28th day of February, 2008 and prior to the 28th day of April, 2008 respectively;
RMB3,000,000 (RMB1,650,000 for Living Channel and RMB1,350,000 for Entertainment Channel) to be paid prior to the 28th day of June, August and October 2008 respectively;
5.3 Party B shall pay the remaining advertising fee, namely, RMB5,000,000, according to the following schedule:
RMB3,000,000 (RMB1,500,000 for Living Channel and Entertainment Channel respectively) to be paid prior to June 30, 2008;
RMB1,000,000 (RMB500,000 for for Living Channel and Entertainment Channel respectively) to be paid prior to August 31, 2008;
RMB1,000,000 (RMB500,000 for for Living Channel and Entertainment Channel respectively) to be paid prior to October 31, 2008.
5.4 Party B shall remit the aforesaid payments in full amount to the account designated by Party A, and Party A shall issue to Party B the advertising invoices covering relevant amounts.
VI. Advertising Release
6.1 Party B shall, two working days in advance, issue the advertising release order and relevant schedule to Party A in written form, and Party A shall make written confirmation in writing.
6.2 BETA demo tapes provided by Party B shall be applied for advertising release. Party A may not change the demo tapes without Party B’s consent.
6.3 Party A shall have the right to examine the advertisement contents and performance pattern. Party A shall demand Party B to correct the advertisements of which contents or performance pattern cannot meet the provisions of laws and regulations. Party A shall have the right to refuse broadcasting before Party B makes correction.

6.4 Party A shall issue a broadcasting certification of the previous month to Party B within five (5) working days at the beginning of each month. Party B shall make a written confirmation to Party A within three (3) days after receiving such certification.
6.5 Party A shall ensure the ordinary broadcasting of Party B’s advertisements. In case of errors or omissions due to artificial reasons, Party A shall take remedies in another period on the principle of “once for each error and twice for each omission”. The time spent thereon shall not be reckoned in the advertising period under Party B’s control hereunder.
6.6 Party A shall be obliged to appoint certain experienced pairing workers to feed back the information received in time, transfer orders in time, issue the broadcasting certifications on schedule, and notify major revisions about two (2) weeks in advance and small changes three (3) days in advance.
VII. Liability for Breach of Contract
As of the effective day of the Agreement, neither party may rescind the Agreement, except for force majeure; otherwise, the breaching party shall compensate for the losses to the non-breaching party. In case of Party A’s breach of contract, Party A shall not only refund the amount paid by Party B but also pay the penalty at the rate of 20% of the total contract price. In case of Party B’s breach of contract, Party A shall not only withhold the amount paid by Party B but also claim for the penalty (the paid bond may be taken as part of the penalty) at the rate of 20% of the total contract price.
8. Force Majeure
8.1 Where one party cannot perform the Agreement completely or on schedule due to earthquake, typhoon, flood, fire, war, rebellion, international or domestic traffic paralysis, infectious disease, internal disorder, strike, national laws and regulations, policies formulated by the state authority for Broadcasting & TV, other acts of government, or other force majeure events which cannot be foreseen, avoided or prevented, such party shall inform the other party immediately and, within fifteen (15) days thereafter, provide the details about force majeure event and relevant valid certifications and documents issued by the local notarial office to prove that the Agreement cannot be performed completely or partially or needs to be extended. The Parties may decide through negotiation whether to rescind the Agreement, to release part of liabilities for performance of the Agreement or to extend the performance period according to the impacts upon the Agreement. Neither party may claim for compensation for the losses resulted from such force majeure event.
8.2 Where schedules for routine programmes are disturbed as a result of assignment by the provincial or municipal CCA committees or governments of important publicity tasks which Party A has to implement, or as a result of Party A’s transmission of important sports games or performances, Party A may adjust the schedules for programmes and advertisements with a prior notice to Party B. However, Party A shall adopt reasonable advice proposed by Party B in connection with the arrangement of advertising slots.

9. Dispute Settlement
All disputes arising from the performance of the Agreement shall be settled through negotiation between the Parties; where negotiation fails, the dispute concerned shall be submitted to the People’s Court of Baixia District, Nanjing for arbitration.
10. The Agreement shall be made in six copies with equal legal force, two for Living Channel, two for Entertainment Channel and the others for Party B. The Agreement shall take effect with signatures and official seals by the Parties’ authorized representatives. Any matter uncovered herein shall be specified in a supplementary agreement; In case of any conflicts between the supplementary agreement and the Agreement, the former shall prevail.
Party A (seal): Nanjing Broadcasting Group Living Channel and Entertainment Channel
Authorized representative (signature):
Date:
Party B (seal): Shanghai Yarun Media Culture Co., Ltd.
Authorized representative (signature):
Date:

APPENDIX 4.
INTELLECTUAL PROPERTY PROTECTION AND NON-COMPETE
AGREEMENT
[None]

APPENDIX 5.
NON-DISCLOSURE AGREEMENT
[None]

APPENDIX 6.
DISCLOSURE LETTER
[None]

APPENDIX 7.
FINANCIAL REPORTS

Income Statement

Item	Line No.	2,006.00	2,007.00
I. Main Operating Income	1	48,395,449.59	63,295,369.31
Less: Main Operating Costs	2	37,078,125.00	48,375,000.00
Tax and Extra Charges on Main Business	3	142,281.47	186,235.43

II. Main Operating Profits (Losses are presented by “-”)	10	11,175,043.12	14,734,133.88
Add: Other Operating Profits (Losses are presented by “-”)	11
Less: Operating Expenses	14	4,871,866.20	4,304,741.22
Administrative Expenses	15	819,005.74	1,880,730.22
Financial Expenses	16	-5,296.78	-36,846.56

III. Operating Profits (Losses are presented by “-”)	18	5,489,467.96	8,585,509.00
Add: Investment Proceeds (Losses are presented by “-”)	19
Non-operating Income	23
Less: Non-operating Expenses	25

V. Total Profits	27	5,489,467.96	8,585,509.00
Less: Income Tax	28	299,350.89	1,313,988.81

VI. Net Profits	30	5,190,117.07	7,271,520.19

Balance Sheet

	December 31st, 2006	Kuai Xiao Qi Di Yue Sheet 01

Name of Company:		Unit: RMB Yuan

		Opening	Closing
		Balance at the	Balance at the
	Line	beginning of	end of the
Assets	Times	the year	year
Current Assets:
Monetary Fund	1		1,568,804.19
Short-term Investment	2
Notes Receivable	3
Dividends Payable	4
Accounts Receivable	6		10,927,418.51
Other Receivables	7
Prepayment	8
Inventories	10
Deferred Expenses	11
Long-term Bonds Investment due within a Year	21
Other Current Assets	24
Total Current Assets	31	0.00	12,496,222.70
Long-term Investment:
Long-term Equity Investment	32
Long-term Debt Investment	34
Total Long-term Investment	38
Fixed Assets:
Original Value of Fixed Assets	39		342,246.00
Less: Accumulated Depreciation	40		29,904.44
Net Value of Fixed Assets	41	0.00	312,341.56
Engineering Materials	44
Construction in Process	45
Liquidation of Fixed Assets	46
Total Fixed Assets	50	0.00	312,341.56
Intangible Assets and Other Assets:
Intangible Assets	51
Long-term Deferred Expenses	52
Other Long-term Assets	53
Total Intangible Assets and Other Assets	60

Total Assets	65	0.00	12,808,564.26

		Opening	Closing
		Balance at the	Balance at the
	Line	beginning of	end of the
Liabilities and Owner’s Equity	Times	the year	year
Current Liabilities:
Short-term Loans	68
Notes Payable	69
Accounts Payable	70		3,410,094.03
Accounts Received in Advance	71
Accrued Payroll	72
Welfare Benefits Payable	73
Profits Payable	74
Taxes Payable	76		208,353.16
Other Expenses Payable	80
Other Payables	81
Accrued Expenses	82
Long-term Liabilities due within a Year	86
Other Current Liabilities	90
Total Current Liabilities	100	0.00	3,618,447.19
Long-term Liabilities:
Long-term Loans	101
Long-term Payable	103
Other Long-term Liabilities	106

Total Long-term Liabilities	110

Total Liabilities	114	0.00	3,618,447.19
Owner’s Equity (or Shareholder’s Equity)
Paid-up Capital	115		4,000,000.00
Capital Reserves	120
Surplus Reserves	121
Including: Statutory Public Welfare Funds	122
Undistributed Profits	123		5,190,117.07
Total Owner’s Equity (or Shareholders Equity)	124	0.00	9,190,117.07

Total Liabilities and Owner’s Equity	125	0.00	12,808,564.26

Balance Sheet

	December 31st, 2007	Kuai Xiao Qi Di Yue Sheet 01

Name of Company:		Unit: RMB Yuan

		Opening	Closing
		Balance at the	Balance at
	Line	beginning of	the end of the
Assets	Times	the year	year
Current Assets:
Monetary Fund	1	1,568,804.19	2,209,375.76
Short-term Investment	2
Notes Receivable	3
Dividends Payable	4
Accounts Receivable	6	10,927,418.51	26,028,249.13
Other Receivables	7		6,707,384.73
Prepayment	8
Inventories	10
Deferred Expenses	11
Long-term Bonds Investment due within a Year	21
Other Current Assets	24
Total Current Assets	31	12,496,222.70	34,945,009.62
Long-term Investment:
Long-term Equity Investment	32
Long-term Debt Investment	34
Total Long-term Investment	38
Fixed Assets:
Original Value of Fixed Assets	39	342,246.00	342,246.00
Less: Accumulated Depreciation	40	29,904.44	94,931.00
Net Value of Fixed Assets	41	312,341.56	247,315.00
Engineering Materials	44
Construction in Process	45
Liquidation of Fixed Assets	46
Total Fixed Assets	50	312,341.56	247,315.00
Intangible Assets and Other Assets:
Intangible Assets	51
Long-term Deferred Expenses	52
Other Long-term Assets	53
Total Intangible Assets and Other Assets	60

Total Assets	65	12,808,564.26	35,192,324.62

		Opening	Closing
		Balance at the	Balance at
	Line	beginning of	the end of the
Liabilities and Owner’s Equity	Times	the year	year
Current Liabilities:
Short-term Loans	68
Notes Payable	69
Accounts Payable	70	3,410,094.03	8,208,498.82
Accounts Received in Advance	71
Accrued Payroll	72
Welfare Benefits Payable	73
Profits Payable	74
Taxes Payable	76	208,353.16	147,188.54
Other Expenses Payable	80
Other Payables	81		10,375,000.00
Accrued Expenses	82
Long-term Liabilities due within a Year	86
Other Current Liabilities	90
Total Current Liabilities	100	3,618,447.19	18,730,687.36
Long-term Liabilities:
Long-term Loans	101
Long-term Payable	103
Other Long-term Liabilities	106

Total Long-term Liabilities	110

Total Liabilities	114	3,618,447.19	18,730,687.36
Owner’s Equity (or Shareholder’s Equity)
Paid-up Capital	115	4,000,000.00	4,000,000.00

Capital Reserves	120
Surplus Reserves	121
Including: Statutory Public Welfare Funds	122
Undistributed Profits	123	5,190,117.07	12,461,637.26
Total Owner’s Equity (or Shareholders Equity)	124	9,190,117.07	16,461,637.26

Total Liabilities and Owner’s Equity	125	12,808,564.26	35,192,324.62

APPENDIX 8.
EXISTING TELEVISION CHANNELS
1.	Sports Channel of Tianjin TV

2.	Life Channel of Nanjing Radio and Television Group

3.	Entertainment Channel of Nanjing Radio and Television Group

4.	WHTV-5

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